Exhibit 10.1
SUPPLEMENTAL RETIREMENT AGREEMENT (POST-2004)
     THIS SUPPLEMENTAL RETIREMENT AGREEMENT (POST-2004) (“Post-2004 Agreement”), is entered into as of May 10, 2007, by and between THE LAMSON & SESSIONS CO., an Ohio corporation with its principal offices at Cleveland, Ohio (the “Company”), and James J. Abel (“Executive”):
WITNESSETH:
     WHEREAS, Executive entered into an Amended and Restated Supplemental Retirement Agreement on January 1, 1991, which was further amended by the First Amendment thereto on January 1, 2000 (which, together, are hereinafter referred to as the “Pre-2005 Agreement”), in order to supplement Executive’s retirement and disability benefits commensurate with his experience and value to the Company;
     WHEREAS, the Internal Revenue Service has issued guidance changing the rules governing deferred compensation arrangements for amounts accrued under such arrangements attributable to services rendered on or after January 1, 2005;
     WHEREAS, Executive remains employed by the Company in a key executive position and possesses substantial talent, ability and unique business experience which has been and will continue to be of great value to the Company;
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
I.
     This Post-2004 Agreement is hereby established, effective January 1, 2005, with respect to accruals attributable to services rendered by Executive on or after January 1, 2005.
II.
     The Pre-2005 Agreement shall remain in full force and effect with respect to all amounts accrued through December 31, 2004.
III.
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
          1.1 A “Change in Control” shall be deemed to have occurred if any of the following events shall occur:
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% (20%, effective May 5, 2005) or more of either: (A) the then-

outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.2; or

(b)	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% (20%, effective May 5,

2005) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
          1.3 “Company” shall mean the Company and any of its divisions and subsidiaries.
          1.4 “Eligible” shall mean that Executive shall have attained age fifty-five (55) and shall have completed five (5) years of continuous employment with the Company; provided, however, that if a Change of Control shall have occurred, Executive shall be deemed to be “Eligible” for all purposes of this Agreement regardless of his age or length of employment with the Company.
          1.5 Termination “For Cause” shall mean prior to any termination of employment by the Company, the Executive shall have committed:
(a)	An intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(b)	Intentional wrongful damage to property of the Company; or

(c)	Intentional wrongful disclosure of secret processes or confidential information of the Company;
And any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors of the Company then in office at a meeting of the Board of Directors of the Company called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Company), finding that, in the good faith opinion of the Board of Directors of the Company, the Executive had committed an act set forth above in this Section 1.5 and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.”
          1.6 “Normal Retirement Date” shall mean the first day of the month coincident with or next following Executive’s attainment of age sixty-five (65).

          1.7 “Other Plan Benefit” shall mean a benefit payable to Executive under any defined benefit plan, other than the Retirement Plan, sponsored by the Company, any of its divisions or subsidiaries, or a prior employer of Executive (“Other Plan”), calculated as if payable to Executive on a life annuity basis commencing on the date supplemental benefits commence to Executive under this Agreement (irrespective of any deferral of the commencement of payment of such benefits thereunder).
          1.8 “Permanent Disability” shall have the meaning accorded the term “total and permanent disability” by the Retirement Plan.
          1.9 “Retirement Plan” shall mean The Lamson & Sessions Co. Salaried Employees’ Retirement Plan, as amended from time to time.
          1.10 “Retirement Plan Benefit” shall mean the amount actually payable to Executive under the Retirement Plan pursuant to the terms thereof, on a life annuity basis, commencing on the date supplemental benefits commence to Executive under this Agreement, or, if the payments to Executive under the Retirement Plan shall not commence until his Normal Retirement Date and the supplemental benefits under this Agreement commence prior to his Normal Retirement Date, “Retirement Plan Benefit” shall mean the amount which would have been payable under the Retirement Plan had Executive not elected to defer said commencement date.
          1.11 “Termination of Employment” shall mean a separation from service as defined under Section 409A of the Code, as amended, and guidance issued thereunder.
     2. SUPPLEMENTAL RETIREMENT AND DISABILITY BENEFITS
          2.1 Retirement at Normal Retirement Date. Upon Executive’s Termination of Employment on or after his Normal Retirement Date, and provided he is Eligible on the date of such Termination of Employment, the Company shall pay Executive, commencing on the first day of the month following his Termination of Employment, a supplemental retirement benefit. Such supplemental retirement benefit shall be paid, on a life annuity basis, in an amount determined pursuant to the following formula:
(a)	The retirement benefit which would have been payable to Executive, on a life annuity basis, under the Retirement Plan as of the first day of the month following his Termination of Employment, without regard, however, to
(i)	the limitations on the annual amount of benefits sat forth in Article XV of the Retirement Plan or

(ii)	any limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the Retirement Plan or any Other Plan if he had completed thirty (30) years of continuous employment with the Company on or as of the date of his retirement, minus
(b)	Executive’s Retirement Plan Benefit plus any other Plan Benefits.

          2.2 Termination of Employment Other Than For Cause Or As a Result of Death Or Disability. In the event that Executive shall incur a Termination of Employment with the Company prior to his Normal Retirement Date other than For Cause or by reason of his death or Permanent Disability, and provided he is Eligible on the date of such Termination of Employment, the Company shall pay Executive, commencing on the first day of the month next following such Termination of Employment, a supplemental retirement benefit. Such supplemental retirement benefit shall be paid, on a life annuity basis, in an amount determined pursuant to the following formula:
(a)	(i)	The retirement benefit which would have bean payable to Executive, on a life annuity basis, under the Retirement Plan as of the first day of the month following his Termination of Employment, without regard, however, to
(x)	the limitations on the annual amount of benefits sat forth in Article XV of the Retirement Plan or

(y)	any limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the Retirement Plan or any Other Plan,

if he had completed thirty (30) years of continuous employment with the Company on or as of the date of his termination and his retirement benefits had commenced as of his termination of employment, multiplied by
(ii)	A fraction, the numerator of which shall be the number of years of the Executive’s continuous employment with the Company until his Termination of Employment and the denominator of which shall be the number of years of continuous employment Executive would have had if he had remained employed by the Company until his Normal Retirement Date (provided, however, that if Executive shall have attained age sixty-two (62) and is entitled to an unreduced benefit under the Retirement Plan, the fraction referred to in this Section 2.2(a)(ii) shall be equal to one (1)); minus
(b)	Executive’s Retirement Plan Benefit plus any Other Plan Benefits.
          2.3 Termination Due to Disability.
(a)	Pre-Retirement Disability Benefit. In the event that Executive incurs a Termination of Employment with the Company by reason of his Permanent Disability and becomes eligible for payments under the Company’s Long-Term Disability Income Plan (the “LTD Plan”) by reason of such Permanent Disability, and provided he is Eligible on the date of his Termination of Employment, the Company shall pay Executive, commencing on the date payments under the LTD Plan commence but subject to Section 2.4 below, a supplemental disability benefit, on a monthly basis, in an amount determined pursuant to the following formula:

(i)	Sixty percent (60%) of the Executive’s basic monthly earnings (as defined in the LTD Plan); minus

(ii)	monthly disability benefits paid under the LTD Plan; minus

(iii)	other income benefits (as defined in the LTD Plan), except family Social Security benefits and the benefits payable to Executive under this Agreement.

Such supplemental disability payments shall continue until the cessation of disability benefits under the LTD Plan.
(b)	Post-Retirement Disability Benefit. In the event that Executive’s employment with the Company shall be terminated by reason of his Permanent Disability and he would have thereafter become eligible for a disability retirement benefit pursuant to Section 6.5 of the Retirement Plan, and provided he is Eligible on the date of termination, the Company shall pay Executive, commencing upon the later of his Normal Retirement Date or the date upon which pre-retirement disability benefits payable under Section 2.3(a) cease, a supplemental retirement benefit, on a life annuity basis, in an amount determined pursuant to the formula set forth in Section 2.1 of this Agreement.
          2.4 Benefit Commencement for Key Employee. Notwithstanding any provision in this Post-2004 Agreement to the contrary, if Executive is a Key Employee (as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph 5 thereof) on the date he incurs a Termination of Employment with the Company and if the payments to be made to Executive hereunder, including the first payments of a series of annual installments or monthly payments, are subject to Section 409A of the Code, the Company shall pay such amounts on the first day of the seventh month following Executive’s Termination of Employment (or, if earlier, as soon as practicable after the date of Executive’s death). The first payment shall include all payments that would otherwise have been made but for this subsection.
     3. METHODS OF PAYMENT.
(a)	If on the date benefits under Section 2 commence Executive is not married, such benefits shall be paid in the Life Annuity Form described in Article VII of the Retirement Plan. If on the date such benefits commence Executive is married, such benefits shall be paid in the Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 2). This Section 3 shall not be applicable to pre-retirement disability benefits payable under Section 2.3(a).

(b)	If Executive elects to receive his Retirement Plan Benefit in the Subsidized Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 5), then Executive shall be entitled to a lump sum payment in an amount equal to the difference between (i) the Actuarial Equivalent of the amounts payable to the Executive and his spouse under both the Pre-2005 Agreement and this Post-2004 Agreement pursuant to the Spouse’s Annuity Form (described in Section

7.3 of the Retirement Plan as Form 2) and (ii) the Actuarial Equivalent of the amounts that would be payable to Executive and his spouse if Executive’s benefit under both the Pre-2005 Agreement and this Post-2005 Agreement were paid pursuant to the Subsidized Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 5). Payment of such lump sum amount shall be made on the last day of the seventh month following Executive’s Termination of Employment. For this purpose, Actuarial Equivalent shall have the same meaning as set forth in the Retirement Plan.
     4. POST-DEATH BENEFITS.
          4.1 Death of Executive After Commencement of Supplemental Retirement Benefits. In the event of the death of Executive on or after the date benefits under Section 2 (not including pre-retirement disability benefits payable under Section 2.3(a)) commence, the Company shall pay to Executive’s beneficiary or beneficiaries the death benefit (including Spouse’s Annuity), if any, provided under the form of payment pursuant to which Executive was receiving benefits pursuant to Section 3(a), commencing on the first day of the month following the month in which Executive dies. To the extent that payment of the lump sum amount specified in Section 3(b) has not been made to Executive prior to his death, payment of such lump sum amount shall be made to Executive’s estate.
          4.2 Death of Married Executive Prior to Retirement. In the event of the death of Executive while he is in the employment of the Company or a division or subsidiary thereof, after attainment of age 55, while he is married, and prior to his Normal Retirement Date, the Company shall pay to Executive’s surviving spouse, commencing on the first day of the month following the month in which Executive dies, a supplemental spouse’s benefit, on a life annuity basis, in an amount determined and calculated as follows:
(a)	(i)	The death benefit (including Spouse’s Annuity) which would have been payable under Section 9.2 of the Retirement Plan, without regard, however, to
(x)	the limitations on the annual amount of benefits set forth in Article XV of the Retirement Plan or

(y)	any limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the Retirement Plan or any Other Plan if he had completed thirty (30) years of continuous employment with the Company and had retired on or as of the date of his death, multiplied by
(ii)	A fraction, the numerator of which shall be the number of years of the Executive’s continuous employment with the Company until his date of death and the denominator of which shall be the number of years of continuous employment Executive would have had if he had remained employed by the Company until his Normal Retirement Date (provided, however, that if Executive shall have attained age sixty-two (62) and would be entitled to an unreduced benefit under the Retirement Plan, the fraction referred to in this Section 4.2(a)(ii) shall be equal to one (1)); minus
(b)	The death benefit actually payable under Section 9.2 of the Retirement Plan plus any other Plan Benefits payable to the surviving spouse.
     5. FORFEITURE OF BENEFITS.
          5.1 Termination For Cause. In the event that the Company shall at any time terminate Executive’s employment For Cause, it is hereby agreed that the Company shall have no obligation under this Agreement of any nature whatsoever and that Executive’s rights and the rights of his beneficiary or beneficiaries hereunder shall be completely and totally forfeited.
          5.2 Termination of Employment Prior to Executive Becoming Eligible. In the event that Executive’s employment with the Company shall be terminated for any reason prior to Executive’s becoming Eligible, it is hereby agreed that the Company shall have no obligation under this Agreement of any nature whatsoever and that Executive’s rights and the rights of his beneficiary or beneficiaries hereunder shall be completely and totally forfeited.
          5.3 Violation of Noncompetition Clause. In the event that Executive shall engage in conduct which constitutes a violation of Section 6 of this Agreement, the Company shall be free from any obligation to make any payments provided for under this Agreement to Executive or to Executive’s beneficiaries, and any and all such payments shall cease.
     6. LIMITATIONS AND RESTRICTIONS ON COMPETITION. During a period ending on the date of the first to occur of either the attainment by Executive of age 65 or one (1) year following the termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the company, engage in any Competitive Activity. For purposes of this Agreement, “Competitive Activity” shall mean Executive’s participation, without the written consent of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of ouch enterprise.
     7. MISCELLANEOUS PROVISIONS.
          7.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. No right or interest under this Agreement of Executive (or any person claiming through or under Executive) other than the surviving spouse of Executive after he is deceased shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of Executive.
          7.2 Interpretation. All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board of Directors of the Company, whose decision shall be final and conclusive upon all persons.

          7.3 Termination Of Other Plan Benefits. To facilitate the determination of Executive’s Other Plan Benefits, Executive shall, upon request by the Company, authorize all prior employers to release to the Company a record of his plan benefits and provide the Company by April 15 of each year with a copy of his W-2, W-2P and 1099 forms for the preceding year. Any information received from a prior employer regarding benefits payable to Executive from said employer may be relied upon by the Company and shall be conclusively presumed to be accurate.
          7.4 Savings Clause. In the event that any provision or term of this Agreement is finally determined by any judicial, quasijudicial or administrative body to be void or not enforceable for any reason, it is the intent of the parties hereto that all other provisions and terms of this Agreement shall remain in full force and effect and that this Agreement shall be enforceable as if such void or non-enforceable provision or term had never been a part hereof.
          7.5 Governing Law. This Agreement is executed in and shall be construed in accordance with and governed by the laws of the State of Ohio without giving effect to any provision of such laws regarding choice of laws or conflict of laws.
          7.6 No Rights in Any Property of Company. The undertakings of the Company herein constitute merely the unsecured promise of the Company to make the payments as provided for herein; no property of the Company is or shall, by reason of this Agreement, be held in trust for Executive, any beneficiary or any other person; and neither Executive nor any beneficiary nor any other person shall have by reason of this Agreement any right, title or interest of any kind in or to any property of the Company; provided, however, that the Company may transfer assets to the trustee under a Trust Agreement by and between the Company and a national banking institution serving as Trustee, to satisfy its obligations hereunder. It is intended that (i) this Agreement shall be “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, (ii) nothing in this Agreement shall currently constitute a transfer of property for purposes of Section 83 of the Code, or any successor provision thereto, or shall cause a currently taxable benefit to be realized by Executive or his beneficiaries pursuant to the “economic benefit” doctrine and (iii) pursuant to Section 451 of the Code, or any successor provision thereto, amounts payable pursuant to this Agreement will be includable in the gross income of Executive or his beneficiaries in the taxable year or years in which such amounts are actually distributable or made available to Executive or his beneficiaries.
          7.7 Employment of Executive by Company. Nothing herein shall be construed as an offer or commitment by the Company to continue Executive’s employment with the Company for any period of time.
          7.8 Termination by Company. The Company may terminate this Agreement at any time; provided, however, that no such termination shall adversely affect the rights or benefits accrued by Executive (whether or not vested) under this Agreement prior to his receipt of notice of such termination.
          7.9 Taxes. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any income recognized by the Executive in connection herewith, and Executive shall be responsible for any taxes imposed on Executive in connection herewith.
          7.10 Compliance with Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Code. The Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Executive).
          7.11 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when received. All such communications shall be addressed as follows:
          If to the Company, to:
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122
Attention: Secretary
          If to Executive, to:
James J. Abel
2949 North Park Boulevard
Cleveland Heights, Ohio 44118
provided, however, that if any party or his or its successors shall have designated a different address by written notice to the other party, then to the last address so designated.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

THE LAMSON & SESSIONS CO.
By:	/s/ Michael J. Merriman, Jr.
Michael J. Merriman, Jr.
President and Chief Executive Officer

/s/ James J. Abel
James J. Abel